UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*

                            FACTORY CARD OUTLET CORP.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    141400101
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                Page 1 of 6 Pages

                                  SCHEDULE 13G


------------------------                      ----------------------------------
CUSIP No. 141400101                                      Page 2 of 6 Pages
------------------------                      ----------------------------------

------ -------------------------------------------------------------------------
       NAME OF REPORTING PERSON
   1   SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Garlen Investments Limited

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  N/A               (a)
   2                                                                        (b)

------
------ -------------------------------------------------------------------------
       SEC USE ONLY
   3

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
       CITIZENSHIP OR PLACE OF ORGANIZATION
   4

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
                         SOLE VOTING POWER
   NUMBER OF       5     1,131,708
    SHARES
                -------- -------------------------------------------------------
                -------- -------------------------------------------------------
  BENEFICIALLY     6     SHARED VOTING POWER
   OWNED BY              -0-
                -------- -------------------------------------------------------
                -------- -------------------------------------------------------
     EACH          7     SOLE DISPOSITIVE POWER
   REPORTING             1,131,708
                -------- -------------------------------------------------------
                -------- -------------------------------------------------------
     PERSON        8     SHARED DISPOSITIVE POWER
      WITH               -0-

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,131,708
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          16.14%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

Item 1.

(a)      Name of Issuer

                  Factory Card Outlet Corp.

(b)      Address of Issuer's Principal Executive Offices

                  745 Birginal Drive
                  Bensenville, Illinois 60106-1212

Item 2.

(a)      Name of Person Filing

                  Garlen Investments Limited

(b)      Address of Principal Business Office

                  c/o Jarir Investments
                  P.O. Box 3196
                  Riyadh 11471
                  Saudi Arabia
                  Attn:  Mr. Muhammed A. Al-Agil

(c)      Citizenship or Place of Organization



(d)      Title of Class of Securities

                  Common Stock, par value $0.01 per share

(e)      CUSIP Number

                  141400101

Item 3.

         Not applicable


                                Page 3 of 6 Pages

Item 4.

(a)      Amount Beneficially Owned

                  1,131,708*

(b)      Percent of Class

                  16.14%

(c)      Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote:

                           1,131,708

         (ii)     shared power to vote or to direct the vote:

                           -0-

         (iii)    sole power to dispose or to direct the disposition of:

                           1,131,708

         (iv)     shared power to dispose or to direct the disposition of:

                           -0-

Item 5.        Ownership of Five Percent or Less of a Class

         Not applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable

Item 8.        Identification and Classification of Members of the Group

         Not applicable

Item 9.        Notice of Dissolution of a Group

         Not applicable

Item 10.       Certification

         Not applicable





                                Page 5 of 6 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          GARLEN INVESTMENTS LIMITED



                                          By: /S/ MUHAMMAD AL-AGIL
                                             ----------------------------------
                                              Name: Muhammad Al-Agil
                                              Title:Director

                                          Date:    February 11, 1997

--------
* Garlen Investments Limited is beneficially owned by Mandataria Fiduciary Limited, as trustee of a trust for the benefit of Muhammad Abdul Rahman Al-Agil, Nasser Abdul Rahman Al-Agil, Abdullah Abdul Rahman Al-Agil, Abdulkarim Abdul Rahman Al-Agil and Abdulsalam Abdul Rahman Al-Agil.


                                Page 4 of 6 Pages